EXHIBIT 10.13

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, made as of September 15, 2021 (the “Date of Grant”), between Unrivaled Brands, Inc., a Nevada corporation (the “Company”), and Dallas Imbimbo (the “Grantee”).

WHEREAS, the Company has adopted the Amended and Restated 2018 Equity Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Company has determined to grant to the Grantee a Stock Grant of restricted Shares of Common Stock of the Company (the “Shares”) under the Plan as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock.

1.1 The Company hereby grants to the Grantee an award of 1,500,000 Shares (the “Award”). The Shares granted pursuant to the Award shall be issued in the form of book entry Shares in the name of the Grantee as soon as reasonably practicable following the date on which the restrictions on such Shares have lapsed and shall be subject to the execution and return of this Agreement by the Grantee to the Company.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Restrictions on Transfer.

The Shares issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Shares shall have lapsed in the manner provided herein.

3. Lapse of Restrictions Generally.

Except as otherwise provided in the Plan, one-fifth (1/5) of the number of Shares issued hereunder (rounded down to the nearest whole Share, if necessary) shall vest, and the restrictions with respect to such Shares shall lapse, on the date hereof and on each of January 1, 2022, April 1, 2022, July 1, 2022 and October 1, 2022; provided the Grantee is a director of the Company on the applicable vesting date.

4. No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s service as a Board member, nor confer upon the Grantee any right to continuance of service as a Board member.

5. Withholding of Taxes.

Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of a stock certificate or evidence of book entry Shares with respect to Shares in respect of which all restrictions have lapsed, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company with respect to such Shares.

6. Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

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7. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

8. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the conflicts of laws principles thereof.

10. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

11. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

12. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

13. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

[signature page follows]

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UNRIVALED BRANDS, INC.

By:	/s/ Francis Knuettel II
Name:	Francis Knuettel II
Title:	Chief Executive Officer

GRANTEE

/s/ Dallas Imbimbo
Name:	Dallas Imbimbo

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